UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 3, 2022

Mirion Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39352	83-0974996
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1218 Menlo Drive
Atlanta, Georgia 30318
(Address of Principal Executive Offices)

(770) 432-2744
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MIR	New York Stock Exchange
Redeemable warrants to purchase Class A common stock	MIR WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 3, 2022, Mirion Technologies, Inc. (the “Company”) announced the appointment of Michael Rossi, as Medical Group President of the Company.

Prior to joining the Company, Mr. Rossi, age 51, was the Head of Radioligand Imaging for the Advanced Accelerator Applications business of Novartis. Prior to Novartis, Michael spent five years at Jubilant Pharma where he served in several different roles with increasing levels of responsibility. Michael also brings experience from GE Healthcare, Tyco Healthcare/Mallinckrodt and Syncor International to the Mirion team. Michael earned a Bachelor of Science in Pharmacy degree from the University of the Sciences – Philadelphia College of Pharmacy and carries the Authorized Nuclear Pharmacist Certification from Butler University. Michael has also served on several Boards of Directors and remains a Licensed Pharmacist in the state of Pennsylvania.

In connection with Mr. Rossi’s appointment, the Company entered into an employment agreement with Mr. Rossi. The employment agreement provides for, among other things: (i) an annual base salary of $470,000, (ii) an annual target bonus of 60% of base salary (with such target subject to increase up to a maximum of 120% of base salary or decrease up to a minimum of 30% of base salary, as determined by the Company’s board of directors (the “Board”) or a committee thereof) based upon the achievement of certain performance and individual metrics, (iii) an initial award of restricted stock units (“RSUs”) under the Company’s Omnibus Incentive Plan (the “Plan”) valued at approximately $650,000 and (iv) eligibility to participate in the Company’s health and welfare benefit plans and the Company’s deferred compensation plan. The employment agreement also provides that Mr. Rossi will be eligible for additional equity awards under the Plan with a grant date fair value of no less than 106% of Mr. Rossi’s then current base salary (“LTI awards”), which LTI awards are expected to be made on an annual basis on or around April 1 of each calendar year.

In addition, the employment agreement provides that upon the termination of Mr. Rossi’s employment with the Company without “cause” or by Mr. Rossi for “good reason,” (each as defined in the employment agreement), then subject to his execution and non-revocation of a general release of claims against the Company, Mr. Rossi will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twelve (12) months following the termination date of his employment (provided that, if Mr. Rossi’s employment is terminated without cause or for good reason within twelve (12) months of a “change in control” (as such term is defined in the Plan), Mr. Rossi will receive an amount equal to one (1) times the sum of his base salary and target bonus), (ii) a pro-rata portion of Mr. Rossi’s annual incentive bonus for the fiscal year in which the termination of his employment occurs and (iii) continued payment by the Company, for the twelve (12) months following the termination date of his employment, of the group health continuation coverage premiums for Mr. Rossi and his dependents under COBRA. The employment agreement also provides that in the event of Mr. Rossi’s death or permanent disability, Mr. Rossi or his estate will be entitled, in addition to any accrued amounts, to a pro-rata annual incentive bonus.

There are no arrangements or understandings between Mr. Rossi and any other persons pursuant to which Mr. Rossi was appointed as the Group President, Medical of the Company and there are no family relationships between Mr. Rossi and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Rossi and the Company or its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On October 3, 2022, the Company issued a press release regarding the appointment of Mr. Rossi as Group President, Medical. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description
99.1*	Mirion Technologies, Inc. press release dated October 3, 2022
104	Exhibit 104 Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2022

Mirion Technologies, Inc.

By:	/s/ Brian Schopfer
Name:	Brian Schopfer
Title:	Chief Financial Officer